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                                                                    Exhibit 10.9

                                    AGREEMENT

        AGREEMENT ("Agreement"), dated as of February 23, 2000 ("Effective Date"), by and between New Plan Excel Realty Trust, Inc., a Maryland corporation ("Company") and Arnold Laubich ("Laubich").

                                    RECITALS

        A. Laubich is currently Chief Executive Officer and President of the Company.

        B. The Company and Laubich entered into an employment agreement dated as of May 14, 1998 which provides for, among other things, Laubich's employment by the Company as Chief Executive Officer through at least December 31, 2002 ("1998 Employment Agreement").

        C. Laubich desires to retire as Chief Executive Officer and President of the Company and provide for a smooth transition for a new Chief Executive Officer and President of the Company.

        D. The Company desires to employ Glenn J. Rufrano ("Rufrano") as a new Chief Executive Officer and President and Laubich consents to such employment of Glenn J. Rufrano as a new Chief Executive Officer and President of the Company.

                                    AGREEMENT

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1. Resignation. In connection with such retirement, the Company and Laubich agree that Laubich hereby resigns effective as of the Effective Date as
(a) an officer of the Company, including, but not limited to his position as Chief Executive Officer and President of the Company, (b) a representative, agent, signatory and other similar positions in connection with or for the benefit of the Company and (c) an officer, director, member of any committee, trustee, representative, agent, signatory and other similar position of any and all subsidiaries, affiliates (including without limitation, ERT Development Corporation and its subsidiaries and affiliates) and benefit plans of the Company; provided, however, that no such resignation shall become effective until Laubich shall have received the payment described in subsection (a) of the following paragraph. Notwithstanding the foregoing, Laubich does not resign as a director of the Company as of the Effective Date but shall resign as a member of any committee of the Board of Directors of the Company ("Board") of which he is a member. Laubich agrees to execute all documents that the Company reasonably determines are necessary or desirable to effectuate or reflect the foregoing.




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        Upon the receipt of the resignations set forth above, the Company shall provide Laubich with the payments and benefits set forth below; provided, however, that as a specific condition to Laubich's being entitled to receive any payments or benefits under this Section 1, the Company must have received the release in Section 9 of this Agreement:

               (a) the Company shall pay Laubich two million five hundred thousand dollars ($2,500,000) in a lump sum on the Effective Date;

               (b) the Company shall pay Laubich two hundred thousand dollars ($200,000) payable in a lump sum not later than twenty (20) days following the Effective Date for all accrued vacation to which he is entitled as of December 31, 1999. Laubich acknowledges that this amount is the accrued vacation to which he is entitled as of December 31, 1999, that he will not accrue additional vacation during the Employment Period (as defined in Section
2), and that upon termination of the Employment Period he shall have no right to payment for any accrued vacation with respect to the Employment Period; provided, however, that he shall be entitled to take during the Employment Period his vacation days accrued during the period from January 1, 2000 to the Effective Date;

               (c) all stock options held by Laubich shall continue to vest on the same schedule and shall remain exercisable through their full original term as though Laubich continued to be an employee of the Company through their full original term except that, in the event of Laubich's death, the stock options shall expire on the first anniversary of his death, but all stock options can only be exercised by means of attestation of Shares to the extent Laubich has sufficient number of Shares which had been held for at least six months prior to exercise of the stock options;

               (d) the Company shall provide Laubich, his spouse and dependents for a period of five (5) years following the Date of Termination, as defined in Section 6(b), medical, hospitalization and dental benefits comparable to those provided to senior executive officers and their spouses and dependents during such period on substantially the same terms and conditions as provided to such senior executive officers (including without limitation Laubich's obligation to make contributions required to be made by the senior executive officers). The foregoing sentence shall not prevent the Company from changing benefit programs provided Laubich (and to the extent applicable, his spouse and dependents) are treated at least as well under the benefit program as the Company's senior executive officers (and to the extent applicable, their spouses and dependents). Notwithstanding anything to the contrary herein, if Laubich, his spouse or his dependents cannot during such five (5) year period continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Laubich, his spouse and his dependents with equivalent benefits or the economic equivalent of such benefits which they otherwise would have been entitled to receive under such programs. After such five (5) year period, to the extent permitted by the applicable plans or policies without adverse tax or other consequences to the Company or other participants, Laubich, his spouse and his dependents may continue such medical, hospitalization and dental benefits, provided Laubich or his spouse or



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dependents pays to the Company the Company's full cost of providing such benefits to Laubich, his spouse and dependents (which cost may be higher than COBRA rates). If the benefit continuation referred to in the preceding sentence would have adverse tax or other consequences to the Company or other participants but not material adverse tax or other consequences to the Company or other participants and Laubich (or his spouse or dependents) fully compensates the Company and participants for the full economic detriment to the Company and participants (including full tax gross-up of any payments) which would result from such benefit continuation to the extent permitted without material adverse tax or other consequences to the Company or other participants, Laubich (or his spouse or dependents) may continue such medical, hospitalization and dental benefits for himself, his spouse and dependents, provided Laubich (or his spouse or dependents) pays to the Company the Company's full cost of providing such benefits to Laubich, his spouse and dependents (which cost may be higher than COBRA rates);

               (e) through the earlier of the fifth anniversary of the Effective Date or Laubich's death, the Company shall continue to provide to Laubich the use of the automobile the Company is currently providing Laubich and the payment of insurance (at the Company's then current coverages for senior executives) on such automobile; however, Laubich shall be responsible for all other expenses with respect to the automobile other than insurance and shall have no right to an automobile replacement under any circumstances. Notwithstanding the above, Laubich shall be entitled to receive the insurance proceeds, after applicable deductibles, for any physical damage to and/or any theft loss with respect to such automobile. On the earlier of the fifth anniversary of the Effective Date or Laubich's death, such automobile shall be transferred to Laubich and the Company shall not provide for payment of insurance on such automobile thereafter or pay any other expenses with respect to such automobile;

               (f) Laubich shall be entitled to all other rights, compensations and/or benefits as may be due him in accordance with the terms and provisions of any benefit plans or programs of the Company;

               (g) the Company shall pay Laubich one hundred fifty thousand dollars ($150,000) in one lump sum on the Effective Date which payment represents the final portion of Laubich's bonus for 1999; and

               (h) the Company shall promptly reimburse Laubich for all reasonable business expenses incurred before the Effective Date in the amount of five thousand dollars ($5,000.00).

        2. Transition Employment Period. The period of employment of Laubich by the Company ("Employment Period") shall continue from the Effective Date through the six month anniversary of the Effective Date and during any extension thereof. Upon written notice to Laubich given at least thirty (30) days prior to the expiration of the six month anniversary of the Effective Date, the Board may extend the Employment Period for a period ending on the first anniversary of the Effective Date in which event Laubich agrees to remain in the employ of the



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Company until such extended date. The Employment Period may be sooner terminated in accordance with Section 5 of this Agreement.

        3. Position and Duties. During the Employment Period, Laubich will render to Glenn Rufrano, James Steuterman, James DeCicco and/or Steven Siegel ("Senior Executive Officers") such services of an advisory or consultative nature as the Senior Executive Officers may reasonably request, to enable the Company to continue to have the benefit of his experience and knowledge of the affairs of the Company and of his reputation, experience and contacts in the industry and to assist in the transition of Laubich's duties to Glenn Rufrano. Until such time as Rufrano commences full-time employment with the Company ("Rufrano Start Date"), Laubich shall devote not less than five full days per week (excluding holidays) to performing his duties for the Company. During the remainder of the Employment Period, Laubich shall devote not less than three full days per week to performing his duties for the Company. During the Employment Period and throughout the period Laubich is a director of the Company, Laubich shall support and shall not, directly or indirectly, take or cause any action to be taken which may interfere with any proposal to be submitted to shareholders of the Company which has been approved by the Board (whether or not such approval was unanimous and whether or not Laubich voted in favor of or agreed with such proposal) ("Shareholder Proposal") and shall vote or cause to be voted all shares of common stock of the Company owned or controlled by Laubich in favor of each Shareholder Proposal. During the Employment Period, Laubich agrees that he will not serve as a member of the board of directors or trustees of any of the competitive shopping center REITs set forth in Exhibit A.

        4.     Compensation and Related Matters.

               (a) Compensation. During the period in the Employment Period prior to the Rufrano Start Date, the Company shall pay Laubich, at least biweekly, at the annual rate of five hundred twenty-five thousand dollars ($525,000) and during the remainder of the Employment Period, the Company shall pay Laubich, at least biweekly, at a monthly rate equal to forty thousand dollars ($40,000) ("Base Salary").

               (b) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Laubich (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, disability, dental, life insurance, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Laubich shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives. The Board will consider Laubich for a bonus for his services for the Company during 2000 but any bonus shall be determined in the sole discretion of the Board and there shall be no requirement or obligation that any bonus for 2000 be awarded or paid to Laubich.



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               (c)      Expenses. During the Employment Period, the Company
shall promptly reimburse Laubich for all reasonable business expenses related to services provided under this Agreement incurred during the Employment Period upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

               (d) Office; Secretarial Assistance. During the Employment Period, the Company shall provide Laubich with secretarial assistance and an appropriate office at its New York corporate offices but such office need not be the same office he occupies on the Effective Date.

        5. Termination of Employment. Laubich's employment hereunder may be terminated during the Employment Period under the following circumstances:

               (a) Death. Laubich's employment hereunder shall terminate upon his death.

               (b) By Company. The Company shall have the right to terminate Laubich's employment hereunder at any time by providing Laubich with a Notice of Termination as set forth in Section 6(a), and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

        6.     Termination Procedure.

               (a) Notice of Termination. Any termination of Laubich's employment by the Company under Section 5(b) during the Employment Period shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 18.

               (b)      Date of Termination. "Date of Termination" shall mean
(i) if Laubich's employment is terminated by his death, the date of his death, and (ii) if Laubich's employment is terminated by the Company pursuant to
Section 5(b), the date thirty (30) days after the date on which a Notice of Termination is given by the Company or any later date set forth in such Notice of Termination.

        7. Compensation Upon Termination of Employment. In the event the Company terminates Laubich's employment during the Employment Period or if the Employment Period expires, the Company shall provide Laubich with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 7, the Company must have received a copy of a release executed by him (in the form set forth in Exhibit B) from liability for acts between the date of this Agreement and the Date of Termination and the seven day revocation period provided for in such release shall have expired.



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               (a)      the Company shall pay to Laubich as soon as practicable
following the Date of Termination his Base Salary through (i) the six month anniversary of the Effective Date or (ii) in the event the Company has elected to extend the Employment Period, the period through the extension of the Employment Period not to extend beyond the first anniversary of the Effective Date;

               (b) the Company shall provide to Laubich a release in the form set forth in Exhibit C;

               (c) Laubich shall be entitled to all other rights, compensations and/or benefits as may be due him in accordance with the terms and provisions of any benefit plans or programs; and

               (d) the Company shall promptly reimburse Laubich for all reasonable business expenses related to services provided under this Agreement incurred during the Employment Period upon the presentation of reasonable itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers.

        8. Retention of Items and Documents. Laubich may keep for his personal use the desk top computer and laptop computer which the Company had previously provided for his use. Except as otherwise provided in section 1(e) regarding the automobile and as provided in the preceding sentence, Laubich will return to Company on the Date of Termination all items provided by Company including but without limitation all originals and all copies of documents, notes, computer discs, tapes or other tangible information of any sort which he has in his possession or under his custody or control that is the property of Company or is confidential information and will not retain any copies of such items; provided, however, Laubich may retain the items he received and the materials he prepared in his capacity as a director.

        9.     Release.

               (a) Laubich. In consideration for the promises made by the parties in this Agreement and the Release Agreement to be signed by Laubich on or about the Date of Termination and the payments to be made by Company under this Agreement, the receipt and sufficiency of which are hereby acknowledged, Laubich hereby releases and forever discharges, except as expressly provided herein, Company and its subsidiaries and affiliates and their shareholders, directors, officers, agents, representatives, and employees and successors and assigns, past and present ("Employer Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, causes of action or liabilities of any nature or kind whatsoever, known or unknown, which Laubich, his heirs, successors or assigns ever had or now have arising out of or in any way connected with his employment and/or separation from Company or its subsidiaries and affiliates including, but not limited to, claims arising under or relating to the employment agreement dated as of May 14, 1998 between the Company and Laubich, Laubich's services in any of the capacities described in
Section 1 and Laubich's services as a director of the



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Company; provided, however, that this release does not include, and specifically excludes, any and all claims, obligations, demands, damages, causes of action or liabilities relating to or arising out of (i) any benefit plans or programs of the Company, including, without limitation, the stock options described in
Section 1(c); (ii) this Agreement, and (iii) indemnification under the Company's articles of incorporation or by-laws. Without limiting the generality of the foregoing or the excluded items contained in the proviso in the immediately preceding sentence, this release applies to any right which Laubich, his heirs, successors or assigns have or may have to commence or maintain a charge or action alleging discrimination under any federal, state, or local statute (whether before a court or an administrative agency), including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and
Medical Leave Act, the Fair Labor Standards Act, all as amended from time to time, and to any right which Laubich, his heirs, successors or assigns have or may have to commence or maintain a claim for attorneys' fees, wrongful discharge, estoppel, breach of contract, damage to personal or professional reputation, misrepresentation, and/or intentional or negligent infliction of emotional distress. Laubich warrants and represents he has not directly or indirectly transferred or assigned rights or causes of action against the Employer Released Parties. Laubich agrees not to make, assert or maintain any charge, claim, demand or action which would be covered by this release. If Laubich breaches this provision, he agrees to indemnify the Employer Released Parties against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

               (b) Company. In consideration for the promises made by the parties in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby releases and forever discharges, except as hereinafter expressly provided, Laubich and his successors and assigns, past and present ("Laubich Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, causes of action or liabilities of any nature or kind whatsoever, known or unknown, which the Company and/or a subsidiary or affiliate of the Company ever had or now has arising out of or in any way connected with Laubich's employment and/or separation from Company or its subsidiaries and affiliates including, but not limited to, claims arising under or relating to the employment agreement dated as of May 14, 1998 between the Company and Laubich, Laubich's services in any capacities described in
Section 1 and Laubich's services as a director of the Company; provided, however, that this release does not include, and specifically excludes, any and all claims, obligations, demands, damages, causes of action or liabilities relating to or arising from any claims as to which indemnification of a director or officer of the Company would be unavailable under Maryland law. The Company warrants and represents that neither it, nor a subsidiary, nor an affiliate of the Company has directly or indirectly transferred or assigned rights or causes of action against the Laubich Released Parties. The Company agrees not to make, assert or maintain (either directly or indirectly through a subsidiary or an affiliate of the Company) any charge, claim, demand or action which would be covered by this release. If the Company breaches this provision, it agrees to indemnify the Laubich Released Parties against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.



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        10.    Cooperation. For four (4) years after expiration of the
Employment Period, Laubich agrees to make himself available at reasonable times during normal business hours and upon reasonable notice to the Senior Executive Officers and the Company's accountants for the purpose of assisting with responding to questions, depositions, administrative proceedings and court hearings, executing documents, and cooperating with Company and its accountants and legal counsel with respect to claims and litigation of which he has personal or corporate knowledge. The Company agrees to pay Laubich a per diem of $2500 per day for each full or partial day of service (including travel days) performed by Laubich for the Company hereunder and the Company shall reimburse Laubich for all reasonable expenses, including, without limitation, travel expenses, incurred in connection with such service upon the presentation of reasonable itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers.

        11.    Non-Disparagement.

               (a) Laubich agrees that he will not, directly or indirectly, individually or in concert with others, intentionally engage in any conduct or make any statement that is calculated or likely to have the effect of undermining or disparaging the reputation of the Company or any entity in control of, controlled by or under common control with the Company or in which the Company owns any material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity ("Affiliate"), or their good will, products, or business opportunities or that is calculated or likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative, or employee, past or present, of the Company and/or its Affiliates; provided, however, that this Section shall not preclude Laubich from writing a book regarding the history of the Company provided that no disparaging or negative remarks are made with respect to any officer, director or employee, past or present, of the Company or its Affiliates; and provided further, however, that Laubich will be able to respond to any statement made or published by the Company in breach of its obligations under Section 11(b) below (and/or a statement made by a current or former director or officer of the Company that would have been in violation of this provision had such person been a party to this Agreement).

               (b) The Company agrees that it will not, directly or indirectly, individually or in concert with others, intentionally engage in any conduct or make any statement that is calculated or likely to have the effect of undermining or disparaging the reputation of Laubich; provided, however, that the Company will be able to respond to any statement made or published by Laubich in breach of his obligations under Section 11(a) above. The Company will inform its directors and executive officers of this requirement and will take reasonable measures to cause its directors and officers to comply with it.

        12. ADEA Waiver. Laubich acknowledges that this Agreement includes a waiver of any rights and claims arising under the Age Discrimination in Employment Act ("ADEA"). Laubich understands he is not waiving rights or claims that may arise after the date this Agreement



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is executed. Laubich agrees that in exchange for the consideration he is paid under this Agreement, he will execute another release from liability in the Company's favor on or about the Date of Termination in the form set forth in Exhibit B. Laubich acknowledges that the consideration he is receiving in exchange for his waiver of the rights and claims specified herein exceeds anything of value to which he already is entitled. Laubich acknowledges that he was advised in writing on or prior to January 31, 2000, to consult with an attorney prior to executing this Agreement. Laubich acknowledges that he has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice and counsel from his attorney. Laubich acknowledges that he was given a period of at least twenty-one (21) days within which to consider this Agreement and was so advised in writing on or prior to January 31, 2000. Laubich understands that he may revoke this ADEA waiver during the seven (7) days following the execution of this Agreement and that the ADEA waiver shall not become effective or enforceable until that seven-day revocation period has expired.

        13. Mitigation. Laubich shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Laubich under this Agreement on account of subsequent employment. Additionally, amounts owed to Laubich under this Agreement shall not be offset by any claims the Company may have against Laubich, and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Laubich or others.

        14.    Confidential Information, Ownership of Documents;
Non-Competition.

               (a) Confidential Information. Laubich shall hold for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Laubich during Laubich's employment by the Company and which is not generally available public knowledge (other than by acts by Laubich in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties or enforcing his rights under this Agreement, Laubich shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Laubich shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

               (b) Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business which Laubich has control over shall not be removed from the Company's premises without its written consent, unless



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such removal is in the furtherance of the Company's business or is in connection with Laubich's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Laubich's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Laubich shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

               (c) Protection of Business. During the Employment Period and until the first anniversary of the later of Laubich's Date of Termination or the date Laubich ceases to be a director of the Company, Laubich will not (i) engage in any business, directly or as an officer, director, partner or joint venturer, related to strip shopping centers or factory outlet centers, which is competitive with the Company, (ii) divert to any person or entity any strip shopping center or factory outlet center project that the Company or its Affiliates are pursuing, developing or attempting to develop on the Effective Date of this Agreement, unless such project has been inactive for over nine (9) months, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of the Company to leave the employ of the Company; provided, however, that nothing in this sentence shall prohibit Laubich from dealing in any manner with the properties and partnerships listed in Exhibit D, or from consulting with or performing services for entities leasing space as tenants in strip shopping centers or factory outlet centers other than those centers in which the Company, directly or indirectly, owns an interest. Notwithstanding the preceding sentence, Laubich shall not be prohibited from owning the securities of any publicly traded corporation, whether or not such corporation is in competition with the Company and Laubich shall not be precluded from retaining any interest or investment owned or held by Laubich as of the Effective Date. If, at any time, the provisions of this Section 14(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 14(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Laubich agrees that this
Section 14(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

               (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 14, Laubich agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Laubich acknowledging that damages would be inadequate and insufficient.

               (e) Continuing Operation. Except as specifically provided in this Section 14, the termination of Laubich's employment or of this Agreement shall have no effect on the continuing operation of this Section 14.



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        15.    Indemnification and Insurance.

               (a) General. The Company agrees that if Laubich is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Laubich is or was a trustee, director or officer of the Company or any subsidiary or affiliate of the Company or is or was serving at the request of the Company or any subsidiary or affiliate as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Laubich shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Laubich in connection therewith, and such indemnification shall continue as to Laubich even if Laubich has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

               (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

               (c) Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Laubich may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Laubich shall be entitled to be paid also the Expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

               (d) Partial Indemnification. If Laubich is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Laubich for the portion of such Expenses for which Laubich is entitled to indemnification.

               (e) Advances of Expenses. Expenses incurred by Laubich in connection with any Proceeding shall be paid by the Company in advance upon request of Laubich that the Company pay such Expenses; but only in the event that Laubich shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Laubich is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

               (f) Notice of Claim. Laubich shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Laubich shall give the Company such information and cooperation as it may reasonably require relating to such claims and as shall be reasonably within Laubich's power, at such times and places as are convenient for Laubich.

               (g) Defense of Claim. With respect to any Proceeding as to which Laubich notifies the Company of the commencement thereof:

                        (i) The Company will be entitled to participate therein at its own expense;

                        (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Laubich which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Laubich also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Laubich, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

                        (iii) The Company shall not be liable to indemnify Laubich under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Laubich without Laubich's written consent. Neither the Company nor Laubich will unreasonably withhold or delay their consent to any proposed settlement.

               (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 15 shall not be exclusive of any other right which Laubich may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

               (i) Insurance. From the Effective Date through the sixth anniversary of Laubich ceasing to be a director of the Company, the Company agrees that Laubich shall be covered under any director's and officer's liability insurance policy maintained by the Company with respect to the Board and senior executive officers as in effect from time to time but the Company shall have no requirement or obligation to continue to maintain any director's and officer's liability insurance policy.

        16. Legal Fees and Expenses. The Company shall pay, or reimburse Laubich for at Laubich's discretion, reasonable attorney fees actually incurred by Laubich in connection with the negotiation, execution and delivery of this Agreement in an amount up to ten thousand dollars ($10,000). If any contest or dispute shall arise between the Company and Laubich regarding any provision of this Agreement, the Company shall reimburse Laubich for all legal fees and expenses reasonably incurred by Laubich in connection with such contest or dispute, but only if Laubich prevails in respect of the material issues in dispute of Laubich's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

        17.    Successors; Binding Agreement.

               (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b) Laubich's Successors. No rights or obligations of Laubich under the Agreement may be assigned or transferred by Laubich other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Laubich's death, this Agreement and all rights of Laubich hereunder shall inure to the benefit of and be enforceable by Laubich's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Laubich's interests under this Agreement. Laubich shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Laubich's death by giving the Company written notice thereof. In the event of Laubich's death or a judicial determination of his incompetence, reference in this Agreement to Laubich shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Laubich should die on or after the Effective Date while any amounts (which shall not include any Base Salary for any period after Laubich's death if he died while employed by the Company) would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Laubich, or otherwise to his legal representatives or estate and the provisions of Section 1(d) relating to medical, dental and hospitalization benefits shall continue to apply with respect to Laubich's surviving spouse and/or dependents.

        18. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Laubich:

        Arnold Laubich
        4 Laura Lane
        Scarsdale, New York 10583

with a copy to:

        Fred C. Kneip
        Milbank, Tweed, Hadley & McCloy LLP
        1 Chase Manhattan Plaza
        New York, New York 10005

If to the Company:

        New Plan Excel Realty Trust, Inc.
        1120 Avenue of the Americas
        New York, New York  10036
        Attn:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        19. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Laubich and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties hereunder of this Agreement shall survive Laubich's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

        20. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

        21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        22. Entire Agreement. Except as otherwise expressly provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, the 1998 Employment Agreement, is hereby terminated and canceled with no rights or claim to any payment or benefits thereunder (including without limitation any payments or benefits under the 1998 Employment Agreement for termination by the Company without Cause or by Laubich for Good Reason).

        23. Withholding. All payments under this Agreement shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

        24. Press Release; Annual Report. The Company and Laubich will mutually agree upon the text of a statement concerning the circumstances of Laubich's retirement and resignation from the Company, and the Company will inform Laubich reasonably in advance of the making of such statement. All subsequent announcements and communications to be made by the Company in relation to Laubich's retirement and resignation shall be based upon and consistent with such statement. The Company will inform its directors and executive officers of this requirement and will take reasonable measures to cause its directors and officers to comply with it. In addition, the Company and Laubich will mutually agree upon a brief statement from Laubich to the shareholders to be included in the Company's next annual report for the purpose of allowing Laubich to express his thanks and appreciation to the shareholders, employees and customers of the Company.

        25. Noncontravention. The Company represents that this Agreement has been fully authorized by the Board and that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

        26. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

        27. ACKNOWLEDGMENT. LAUBICH REPRESENTS AND AGREES THAT HE FULLY UNDERSTANDS HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH LEGAL COUNSEL AND, TO THE EXTENT HE DEEMS APPROPRIATE, HE HAS FULLY AVAILED HIMSELF OF THIS RIGHT, AND HE HAS CAREFULLY READ AND

FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND IS VOLUNTARILY ENTERING INTO THEM.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                      NEW PLAN EXCEL REALTY TRUST,
                                      INC., a Maryland corporation

                                      By: /s/ Steven F. Siegel
                                         -----------------------------
                                      Name:   Steven F. Siegel
                                           ---------------------------
                                      Title:  Sr. VP
                                            --------------------------


                                      ARNOLD LAUBICH

                                      /s/ Arnold Laubich
                                      --------------------------------



                                       17